[Grant Thornton Letterhead]

March 22, 2004

Securities and Exchange Commission
Washington, DC 20549

Re: Flanders Corporation
File No. 0-27958

Dear Sir or Madam:

We have read Item 5 of the Form 8-K of Flanders Corporation ("Flanders" or the "Company") dated March 3, 2004. We believe it should be supplemented and, in part, amended as follows:

Fee Dispute

We do not believe that a Form 8-K is the proper forum for resolving billing disputes between registrants and their auditors. However, as the Company has juxtaposed and apparently linked incomplete assertions about this billing dispute with Interpretation 101-6 of the AICPA's Code of Professional Conduct, we present the following additional facts in order to keep the Company's explanation of this billing dispute from being misleading.

The $44,118 referred to in the Form 8-K, Item 5 pertains to work performed by us on the Company's 2002 Form 10-K, the Company's 8-K (filed December 13, 2002), 8-K/A (filed December 30, 2002) and the 8-K/A Amendment No. 2 (filed February 25, 2003.). The Company agreed to pay our fees for services rendered in connection with the reissuance of our report dated March 15, 2002 on the Company's 2001 and 2000 financial statements and the consent to its use in the Company's registration statement on Form S-8. We did so; the Company then refused to pay us as agreed.

They have now requested us for a second time to perform the procedures required by professional standards and to reissue and consent to the use of our report on the Company's 2001 financial statements in the Company's 2003 Form 10-K. For this service, not only do they want to pay us nothing (they later offered to pay us a nominal amount), but they also refuse to pay the previous past due amounts. The Company has filed its 2003 Form 10-K without including our report or consent, and now seeks in its March 3, 2004 Form 8-K to blame our refusal to meet their unreasonable demands as a justification for its incomplete Form 10-K filing.

Independence

In Item 5, Flanders notes that Grant Thornton has notified the Company that Grant does not consider itself independent and Flanders cites Interpretation 101-6 of the AICPA's Code of Professional Conduct to express its disagreement with Grant's conclusion. Although we did indeed advise the Company that we had concerns about independence under the AICPA rules—and the rules of the Securities and Exchange Commission (the "SEC"), we would add—the Company has misrepresented the basis of our decision and the governing literature.

The SEC rules indicate that an accountant is not independent with respect to an audit client if the accountant is not "capable of exercising objective and impartial judgment on all issues encompassed within the accountant's engagement." (S-X Rule 2-01(b)) That inability to exercise objective and impartial judgment may occur when a company expresses an intention to commence litigation against an accounting firm. In fact, the AICPA Interpretation that the Company cites in the third paragraph of Item 5 addresses the lack of independence when an adversarial position results from threatened or actual litigation. However, the section from the Interpretation that was quoted by the Company in the third paragraph of Item 5 was taken from "criteria [that] are offered as guidelines" (ET 101.08) and thus has been provided out of context. Significantly, Interpretation 101-6 also states in pertinent part:

When the present management of a client company commences, or expresses an intention to commence, legal action against a covered member [i.e., the accountant], the covered member and the client's management may be placed in adversarial positions in which the management's willingness to make complete disclosures and the covered member's objectivity may be affected by self-interest.

That is precisely what has occurred here. As noted below, Flanders' management has been the opposite of open and candid in providing full disclosure to us about the amendment of its tax returns.

We believe the Company intends to proceed with litigation against our firm. We have received a letter, dated March 3, 2004, from the Company's outside counsel notifying us, among other things, of a potential malpractice claim and asking us to "[p]lease confirm that this matter has been referred to [our] malpractice liability insurance carrier...." The Company has also indicated in the fifth paragraph of Item 5 that it has requested its current auditors to begin the reaudit of the Company's 2001 financial statements.

As a result, we believe that the Company has placed us in a position that is adversarial. We therefore believe that for this reason alone we can no longer exercise the objective and impartial judgment required. As a result, we are no longer independent. (See also Management Representations, below.)

Amended Tax Returns

In the seventh paragraph of Item 5 the Company notes that it has been amending tax returns originally prepared by us. We have previously communicated to the Company on several occasions that as a result of their actions we need to review and understand the changes being made to the previously filed returns. This is necessary not just to enable us to evaluate the propriety of the changes, but also to determine what impact, if any, these amended returns would have on the Company's 2001 financial statements and our reports previously filed with the SEC. Prior to reissuing our report and consent for inclusion in the Company's 2002 Form 10-K, management assured us that any amendments to previously filed tax returns would involve corrections for undocumented, and thus unclaimed tax credits and would result in benefits having a prospective impact, with no effect on the financial statements for 2001, the year on which we opined. After we provided the report and consent, management notified us that there were also "other errors" in the returns filed, leading us to again request a copy of any amended returns to evaluate the impact on the 2001 financial statements. Later, presumably after the amended returns were filed, management informed us that the "resultant adjustments were less than we previously estimated and discussed [with] you." We have received none of the information requested from the Company. All we have received are contradictory representations together with demands for reimbursement of fees paid by the Company to others for the amended returns.

Management Representations

We are no longer able to rely upon the representations of the Company's management. Our preparation of the Company's tax returns was dependent upon information supplied to us by Company management, who has determined that those tax returns must be amended, raising the inference that the information originally provided to us was incorrect. Further, the Company has made representations to us that directly contradict their earlier representations that we relied on to reissue our report and consent to the use of our report in the Company's 2002 Form 10-K. Management's failure to abide by their agreements with us, their filing of an incomplete Form 10-K for 2003, their shifting representations, and their filing of amended tax returns without providing to us the information we have requested has led us to conclude that we can no longer rely upon their representations.

Withdrawal of Earlier Reports and Consents

We have previously notified the Company that their repeated failures to provide requested information caused us to consider whether we would need to withdraw our earlier reports. The Company nonetheless has still not provided us with the requested information. We have therefore also concluded that we no longer wish to be associated with the Company's financial statements.

In separate correspondence we have notified the Company that we are withdrawing our previously issued report dated March 15, 2002. We do not and will not consent to the use of our report or name in any filing by the Company with the SEC.

Very truly yours,

/s/ Grant Thornton